EXHIBIT 99.1

[BLUEGREEN LOGO]

CONTACT:                            -OR-             INVESTOR RELATIONS COUNSEL:
Bluegreen Corporation                                The Equity Group Inc.
John Chiste                                          Devin Sullivan
Chief Financial Officer                              (212) 836-9608
(561) 912-8010                                       dsullivan@equityny.com
john.chiste@bxgcorp.com                              Adam Prior
                                                     (212) 836-9606
                                                     aprior@equityny.com

                              FOR IMMEDIATE RELEASE

      BLUEGREEN CORPORATION REPORTS RECORD THIRD QUARTER FINANCIAL RESULTS

Q3 2004 vs. Q3 2003 Highlights

      o     Net income increased 60% to $16.3 million, or $.54 per diluted share

      o     Bluegreen Resorts sales rose 15% to $96.1 million

      o     Bluegreen Communities sales up 163% to $65.8 million

      o     Total operating revenues increased 48% to $190.6 million

Boca Raton, FL - October 26, 2004 - Bluegreen Corporation (NYSE: BXG), a leading U.S. developer and marketer of drive-to vacation ownership resorts ("Bluegreen Resorts") and planned residential and golf communities ("Bluegreen Communities"), today announced record financial results for the third quarter and nine months ended September 30, 2004 (see attached tables).

George F. Donovan, President and Chief Executive Officer of Bluegreen(R), commented, "Total operating revenues and net income for the first nine months of 2004 exceeded total operating revenues and net income for all of 2003. We are very pleased with the current pace of sales of new and existing Resort and Communities properties. The quality of these properties, the effectiveness of our marketing programs and the dedication of our people are driving the growth of the Bluegreen Vacation Club(R). Membership in the Club rose 20% to approximately 90,000 members during the first nine months of 2004 from approximately 75,000 members at December 31, 2003."


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Bluegreen Corporation                                                     Page 2
October 26, 2004

RECORD NET INCOME

Net income for the third quarter of 2004 increased 60% to $16.3 million, or $.54 per diluted share, on approximately 30.6 million weighted average common and common equivalent diluted shares outstanding ("shares outstanding"), compared to net income of $10.2 million, or $.36 per diluted share, on approximately 29.4 million shares outstanding, for the same period last year. Net income for the first nine months of 2004 rose 62% to $30.1 million, or $1.02 per diluted share, on approximately 30.6 million shares outstanding, from net income of $18.6 million, or $.68 per diluted share, on approximately 29.1 million shares outstanding, for the same period last year.

Record net income for the 2004 three and nine month periods included a one-time, pre-tax settlement expense of $1.3 million, or $0.03 per diluted share, related to a previously disclosed sales tax assessment with the State of Wisconsin Department of Revenue ("DOR"). Bluegreen believes this to be a favorable settlement and is pleased to have resolved this matter with the DOR.

RECORD RESORTS AND COMMUNITIES RESULTS

Resorts sales in the third quarter of 2004 increased 15% to a record $96.1 million from $83.9 million in the same period last year. Resorts sales for the first nine months of 2004 rose 23% to $235.9 million from $191.1 million for the comparable prior year period.

Higher sales in both periods were due primarily to double-digit same-Resort sales increases at many of Bluegreen's sales offices, including: Harbour Lights(TM) in Myrtle Beach, SC; Big Cedar(R) Wilderness Club(TM) located just outside of Branson, MO; Christmas Mountain Village(TM) in Wisconsin Dells, WI; MountainLoft(TM) in Gatlinburg, TN; and Laurel Crest(TM) in Pigeon Forge, TN. The Company also experienced strong sales at properties opened less than 12 months, namely The Fountains(TM) resort in Orlando, FL and Grande Villas at World Golf Village(R) in St. Augustine, FL, as well as at its new offsite sales office in Destin, FL.

Communities sales in the third quarter of 2004 increased 163% to a record $65.8 million from $25.0 million in the same period last year. For the first nine months of 2004, Communities sales rose 114% to $140.5 million from $65.7 million in the same period last year.


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Bluegreen Corporation                                                     Page 3
October 26, 2004

Higher communities sales were the result of strong sales of communities opened for less than 12 months, including: Chapel Ridge(TM), a Bluegreen Golf Community located in Chatham County, NC; Sanctuary Cove at St. Andrews Sound(TM), a Bluegreen Golf Community located in Brunswick, GA; and Mountain Springs Ranch(TM), in the Texas Hill Country. These sales increases were supported by solid same-project sales growth at: Brickshire(TM), a Bluegreen Golf Community located near Richmond, VA; Catawba Falls Preserve(TM), in Black Mountain, NC; Mystic Shores(TM) in Spring Branch, TX; Ridge Lake Shores(TM) near Houston, TX; and Quail Springs Ranch(TM) in Peaster, TX.

Recognition of Communities sales in the third quarter of 2004 was impacted positively by approximately $2.8 million, due to the effect of percentage-of-completion accounting.

As of September 30, 2004, approximately $34.3 million and $13.8 million of sales and profits, respectively, were deferred under the percentage-of-completion method of accounting. Significantly all of these deferred sales and profits were related to the Communities business. It is expected that these amounts will be recognized in future periods ratably with the development of the projects.

OTHER REVENUES

Total positive net interest spread (interest income less interest expense) was $2.8 million in the third quarter of 2004 as compared to $791,000 in the third quarter of 2003. Interest income increased primarily as a result of a higher average portfolio of vacation ownership notes receivable during the third quarter of 2004 compared to the same period one year ago, while interest expense declined primarily as a result of more interest being capitalized due to increased resort construction activity.

Gain on sale of notes receivable in the third quarter of 2004 increased to $3.3 million from $476,000 in the same period last year, due primarily to the completion of the previously announced $156.6 million private offering of timeshare receivable-backed securities. In addition, $45.2 million of timeshare receivables were sold during the third quarter of 2004 compared to $8.4 million in the third quarter of 2003.


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Bluegreen Corporation                                                     Page 4
October 26, 2004

THIRD QUARTER OPERATING METRICS

Despite a 49% increase in total sales and a 48% increase in total operating revenues, selling, general and administrative expenses ("S,G&A") as a percentage of these sales declined during the third quarter of 2004 versus both the prior year period and the second quarter of 2004. During the 2004 third quarter, S,G&A as a percentage of total sales declined to 48% from 54% in the third quarter of 2003 and from 52% from the second quarter of 2004. S,G&A as a percentage of total operating revenues declined to 41% from 46% in the third quarter of 2003 and from 44% in the second quarter of 2004.

FINANCIAL POSITION

Bluegreen's balance sheet at September 30, 2004 reflected a book value of $8.60 per share, compared to a book value of $7.50 per share at December 31, 2003, and a debt-to-equity ratio of 1.08:1 as compared to 1.38:1 at December 31, 2003. From December 31, 2003 through September 30, 2004, holders of $6.8 million in principal amount of Bluegreen's 8.25% Convertible Subordinated Debentures due 2012 elected to convert their holdings into shares of the Company's common stock at a conversion price of $8.24 per share.

On September 30, 2004, Bluegreen extended through September 29, 2005 its previously disclosed $100 million revolving vacation ownership receivables purchase facility with Resort Finance LLC ("Resort Finance"). On September 29, 2004, Bluegreen sold $25.9 million in vacation ownership receivables to Resort Finance pursuant to the terms of this agreement for net proceeds of $22.0 million in cash. These proceeds will be used for general operating purposes. Based on this sale, the remaining availability under the Resort Finance purchase facility is $78.0 million. The Resort Finance facility along with the previously announced $125 million vacation ownership receivables purchase facility through GE Commercial Finance Real Estate, will continue to provide liquidity from Bluegreen's vacation ownership receivables portfolio.


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Bluegreen Corporation                                                     Page 5
October 26, 2004

ABOUT BLUEGREEN CORPORATION

Bluegreen is one of the leading companies engaged in the acquisition, development, marketing and sale of vacation ownership resorts and residential homesites. Bluegreen Resorts are located in a variety of popular vacation destinations, including: Marathon, Florida; Orlando, Florida; Ormond Beach, Florida; St. Augustine, Florida; Surfside, Florida; the Smoky Mountains of Tennessee; Myrtle Beach, South Carolina; Charleston, South Carolina; Wisconsin Dells, Wisconsin; Gordonsville, Virginia; Hershey, Pennsylvania; Branson, Missouri; Ridgedale, Missouri; Boyne Falls, Michigan; and Aruba, while Bluegreen Communities are predominantly located in the Southeastern and Southwestern United States.

This press release contains forward-looking statements and the Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 in connection with these statements. Statements contained herein are not statements of historical fact may be deemed forward-looking statements. The words "believe," "expect," "intend," "anticipate," "project," "may," "should," "designed to," "estimate," "hope," "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control. Future events could differ materially from those set forth in, contemplated by, or underlying such forward-looking statements. The risks and uncertainties to which forward-looking statements are subject to include, but are not limited to, the following: general economic conditions, the continued success of Bluegreen's sales and marketing strategies, the continued acceptance of the Bluegreen Vacation Club, that S,G&A as a percentage of sales or operating revenues may increase, that the timeshare purchase facilities will not be available pursuant to their terms or that future sales contemplated under the timeshare purchase facilities referred to above will not be consummated, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-K filed on March 29, 2004 and its Quarterly Report on Form 10-Q to be filed on or about November 15, 2004.

"World Golf Village" is a registered trademark of World Golf Foundation, Inc.

                                  ### #### ###


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Bluegreen Corporation                                                     Page 6
October 26, 2004

                              BLUEGREEN CORPORATION
                    Condensed Consolidated Income Statements
                        (In 000's, Except Per Share Data)
                                   (unaudited)

                                                          Three Months Ended            Nine Months Ended
                                                          ------------------            -----------------
                                                     September 30,  September 30,  September 30,  September 30,
                                                         2004           2003           2004           2003
                                                         ----           ----           ----           ----
REVENUES:

Vacation ownership sales                               $  96,104      $  83,925      $ 235,888      $ 191,060
Home site sales                                           65,794         25,016        140,515         65,689
                                                       ---------      ---------      ---------      ---------
Total sales                                              161,898        108,941        376,403        256,749

Other resort and communities operations revenue           19,662         14,549         52,376         42,592

Interest income                                            5,743          4,441         15,484         12,308
Gain on sale of notes receivable                           3,333            476          6,929          3,360
Other income, net                                             --             --             --            608
                                                       ---------      ---------      ---------      ---------
Total operating revenues                                 190,636        128,407        451,192        315,617
                                                       ---------      ---------      ---------      ---------

EXPENSES:
Cost of sales:
    Vacation ownership cost of sales                      23,873         16,464         55,479         39,327
    Home site cost of sales                               34,914         14,569         76,374         37,039
                                                       ---------      ---------      ---------      ---------
Total cost of sales                                       58,787         31,033        131,853         76,366
Cost of other resort and communities operations           20,198         14,829         53,396         44,122
Selling, general and administrative expense               78,339         58,792        195,895        147,933
Interest expense                                           3,242          3,650         11,339          9,626
Provision for loan losses                                  2,603          2,300          6,502          5,525
Other expense                                                591            515            556             --
                                                       ---------      ---------      ---------      ---------
Total operating expenses                                 163,760        111,119        399,541        283,572
                                                       ---------      ---------      ---------      ---------
Income before minority interest and provision for
income tax                                                26,876         17,288         51,651         32,045
Minority interest in income of consolidated
subsidiary                                                   360            699          2,692          1,875
                                                       ---------      ---------      ---------      ---------
Income before provision for income taxes                  26,516         16,589         48,959         30,170
Provision for income taxes                                10,209          6,387         18,849         11,615
                                                       ---------      ---------      ---------      ---------

Net income                                             $  16,307      $  10,202      $  30,110      $  18,555
                                                       =========      =========      =========      =========

Net income per share:
   Basic:                                              $    0.62      $    0.41      $    1.16      $    0.75
                                                       =========      =========      =========      =========
   Diluted:                                            $    0.54      $    0.36      $    1.02      $    0.68
                                                       =========      =========      =========      =========

Weighted average number of common and
   common equivalent shares:
   Basic                                                  26,298         24,590         25,858         24,589
                                                       =========      =========      =========      =========
   Diluted                                                30,646         29,377         30,563         29,089
                                                       =========      =========      =========      =========


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Bluegreen Corporation                                                     Page 7
October 26, 2004

                              BLUEGREEN CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (in 000's)

                                                     September 30,  December 31,
                                                         2004          2003
                                                      (Unaudited)
ASSETS

Cash and cash equivalents (unrestricted)              $  66,704      $  39,491
Cash and cash equivalents (restricted)                   44,015         33,540
Contracts receivable, net                                43,631         25,522
Notes receivable, net                                   120,598         94,194
Other assets                                             37,160         33,364
Inventory, net                                          197,924        219,890
Retained interests in notes receivable sold              67,678         60,975
Property and equipment, net                              70,790         63,430
                                                      ---------      ---------
Total assets                                          $ 648,500      $ 570,406
                                                      =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable, accrued liabilities and other       $  81,853      $  59,158
Deferred income                                          26,384         18,646
Deferred income taxes                                    62,271         43,924
Lines-of-credit and notes payable                       106,737        112,779
10.50% senior secured notes payable                     110,000        110,000
8.25% convertible subordinated debentures                27,590         34,371
                                                      ---------      ---------
Total liabilities                                       414,835        378,878

Minority interest                                         7,340          4,648

Total shareholders' equity                              226,325        186,880
                                                      ---------      ---------
   Total liabilities and shareholders' equity         $ 648,500      $ 570,406
                                                      =========      =========